Exhibit 99.1

Hillenbrand Completes Acquisition of Red Valve

BATESVILLE, Ind., Feb. 2, 2016 — /PR Newswire / — Hillenbrand, Inc. (NYSE: HI) has completed its previously announced acquisition of Red Valve Company, Inc. for a purchase price of $131.9 million in cash, including $3.3 million for related real estate.

Based in Carnegie, Pa., Red Valve is a global leader in highly-engineered valves designed to operate in the harshest municipal and industrial wastewater environments. Its products support mission critical applications in water, power and mining and other general industrial markets. Red Valve joins Hillenbrand’s Process Equipment Group, which includes ABEL, a globally-recognized leader in positive displacement pumps.

This acquisition advances Hillenbrand’s strategy to transform into a world-class global diversified industrial company. Red Valve complements Hillenbrand’s recent ABEL acquisition, increasing the company’s ability to expand into new end markets and geographies that have solid profitable growth potential within the flow control space.

About Hillenbrand

Hillenbrand (www.hillenbrand.com) is a global diversified industrial company with multiple market-leading brands that serve a wide variety of industries across the globe. We pursue profitable growth and robust cash generation in order to drive increased value for our shareholders. Hillenbrand’s portfolio is composed of two business segments: the Process Equipment Group and Batesville.  The Process Equipment Group businesses design, develop, manufacture and service highly engineered industrial equipment around the world. Batesville is a recognized leader in the North American death care industry. Hillenbrand is publicly traded on the NYSE under “HI”.

About Red Valve

Red Valve Company (www.redvalve.com) is the world’s largest manufacturer of pinch valves and has an international reputation for quality-engineered valves designed for long life in the toughest municipal and industrial applications. Red Valve advanced elastomer technology is engineered into every Red Valve pinch valve, control valve, slurry knife gate valve, pressure sensor, Redflex© Expansion Joint and revolutionary all-rubber Tideflex© Check Valve.

CONTACTS

Corporate Communications for Hillenbrand
Tory Flynn, Director, Corporate Communications
Phone: 812-931-5024
E-mail: tory.flynn@hillenbrand.com

Investor Relations for Hillenbrand
Chris Gordon, Director, Investor Relations

Phone: 812-931-5001
E-mail: chris.gordon@hillenbrand.com